Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 30, 2010, relating to the consolidated financial statements of National Rural Utilities Cooperative Finance Corporation, appearing in the Annual Report on Form 10-K of National Rural Utilities Cooperative Finance Corporation for the year ended May 31, 2010 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
September 17, 2010